Pricing Supplement No.  22            Rule 424(b)(2)
DATED:  11/10/95           Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note  [X]       ___ % Fixed Rate Note [ ]
Global Security:    [x] Yes   [ ] No
Principal Amount:   $5,000,000
Settlement Date:    11/15/95  Maturity Date:  11/16/98
Interest Accrual Date:  11/15/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:  Quarterly
Interest Payment Dates:   16th day of February, May, August, and November


(Only applicable to Floating Rate Notes)
Initial Interest Rate:  To be calculated as if 11/15/95 were an Interest
                        Reset Date

Index Maturity:  3 Month
Base Rate(s):    Libor
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [X ] LIBOR Telerate
     Index Currency:
Interest Reset Period:  Quarterly
Interest Reset Dates:   16th day of February, May, August, and November

Spread (plus or minus):  +.15%
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:  As provided in the Prospectus Supplement


Original Issue Discount Note:
[ ] Yes       [ X ] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:      11/10/95
Name of Agent:  Merrill Lynch
Agent's Discount or Commission:    $12,500
Net Proceeds to Company:        $4,987,500

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of

     [  ] 100% of Principal Amount
     [  ] ___% of Principal Amount

[X ] Agent is Purchasing Notes from the Company as Principal for Resale to Investors and Other Purchasers at:

     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [X ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QAW4

Additional Terms: